EXHIBIT A

THE MACK GROUP

NAME	NUMBER OF SHARES BENEFICIALLY OWNED
William L. Mack	0
Earle I. Mack	0
David S. Mack	0
Fredric Mack	0
Richard Mack	0
Stephen Mack	0
William L. Mack, as Trustee for The William and Phyllis Mack Foundation, Inc.	0
Earle I. Mack, as Trustee for the Earle I. Mack Foundation, Inc.	0
Richard Mack, as Trustee for The Mack 2010 Family Trust II	0
David S. Mack, as Trustee for The David and Sondra Mack Foundation	0
Stephen Mack, as Trustee for The Stephen Mack and Kelly Mack Family Foundation	0
Stephen F. Mack, as Trustee for the Stephen F. Mack 2013 Revocable Trust	0
Carol Mack, as Trustee for the Andrew Mack 4/30/07 Trust	0
Carol Mack, as Trustee for the Beatrice Mack 4/30/07 Trust	0
TOTAL	0